SONY CORP S-8

Exhibit 4.1

(42nd Series U.S. Participants)

AGREEMENT CONCERNING

ALLOCATION OF THE STOCK ACQUISITION RIGHTS

OF SONY CORPORATION

FOR THE FISCAL YEAR 2019

SONY CORPORATION (hereinafter referred to as the “Corporation”) and ___________________ (hereinafter referred to as the “Qualified Person”) enter into this Agreement as follows in connection with the allocation of the stock acquisition rights (hereinafter referred to as the “Options”) to be issued by the Corporation pursuant to the provisions of the terms and conditions of the Options (hereinafter referred to as the “Terms and Conditions”) set forth in Exhibit 1 attached hereto and pursuant to the special resolution adopted at the 102nd Ordinary General Meeting of Shareholders held on June 18, 2019 and the resolution adopted at the meeting of the Board of Directors held on March 26, 2020:

Article 1	(Purpose and Administration)

The primary purpose of allocating the Options to the Qualified Person is to give the Qualified Person an incentive to contribute towards the improvement of the business performance of the Sony Group (the Corporation and its group companies) and thereby improve such business performance by making the economic interest, which the Qualified Person will receive, correspond to the business performance of the Corporation. This Agreement and the Terms and Conditions shall be administered by the Corporation, and such representative corporate executive officers or other persons as the Corporation may designate from time to time who represent the Corporation in respect of this Agreement, the Terms and Conditions and the Options.

Article 2	(Restrictions under the Terms and Conditions and this Agreement)

The Options shall be subject to (1) the Terms and Conditions, which are attached to this Agreement as Exhibit 1, and (2) the conditions and restrictions provided for in this Agreement. The Qualified Person agrees to be bound by the conditions and restrictions set forth in the Terms and Conditions and this Agreement. Notwithstanding the provisions of the Terms and Conditions, the exercise of the Options is further subject to such additional conditions as set forth herein. In particular, the exercise of the Options is subject to the restrictions under Articles 5 and 7.

Article 3	(Subscription for and Allocation of the Options)

The Qualified Person hereby applies for the subscription for Options issued in accordance with the Terms and Conditions, and pursuant to this Agreement, the Corporation allocates such number of the Options to the Qualified Person in accordance with the following terms on April 17, 2020 (hereinafter referred to as the “Allotment Date”).

(1)	Number of the Options allocated to the Qualified Person:

___________________   (________ shares may be issued or transferred upon the exercise by the Qualified Person of all Options allocated to the Qualified Person pursuant to this Agreement.)

(2)	Class and number of shares to be issued or transferred upon exercise of each Option:

100 shares of common stock of the Corporation

(3)	Amount to be paid per share to be issued or transferred upon exercise of the Options (hereinafter referred to as the “Exercise Price”) is initially as set forth in Exhibit 2 attached hereto.

(4)	Period during which the Options may be exercised:

From and including April 17, 2021, to and including April 16, 2030 (hereinafter referred to as the “Term”). If the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period. However, the applications for exercise of the Option must be made by April 7, 2030 and exercise of the Options is further subject to the restrictions provided for in Article 5.

The number of shares to be issued or transferred upon exercise of each Option and the Exercise Price may be adjusted pursuant to the provisions of the Terms and Conditions.

Article 4	(Information on Corporation and its Shares)

(1)	Trade name of the Corporation:

SONY CORPORATION

(2)	Total number of shares authorized to be issued by the Corporation:

3,600,000,000 shares

(3)	Number of shares constituting one (1) unit of shares:

100 shares

(4)	Transfer Agent

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(Business office) Mitsubishi UFJ Trust and Banking Corporation

Corporate Agency Division

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(5)	Application of the Act on Transfer of Bonds, Shares, etc.

The provisions of the Act on Transfer of Bonds, Shares, etc. will apply to shares of common stock of Sony Corporation to be issued or transferred upon exercise of each Option.

Article 5	(Vesting, Conditions for Exercise of the Options and Prohibition of Disposition)

(1)	Vesting and exercise of the Options are further subject to the restrictions and conditions as set forth in Exhibit 3 attached hereto.

(2)	Except as provided in Article 7, the Options, whether vested or unvested, are nontransferable by the Qualified Person.

(3)	Exercise of the Options are further subject to any restriction on trading set forth under Sony Corporation of America’s Policy Regarding Securities Trading or any other similar policy maintained by Sony group companies (hereinafter referred to as the “Sony Group Companies”) and applicable to the Qualified Person, as in effect from time to time.

(4)	Exercise of the Options may be restricted for limited periods of time as deemed reasonably necessary by Sony Corporation to ensure proper administration (including but not limited to restrictions on exercise at or around the end of each fiscal quarter) and as communicated to the applicable Qualified Person.

(5)	In no circumstances shall any Qualified Person request the Corporation to purchase the Options held by him/her.

Article 6	(Procedures for Exercising the Options)

Procedures for exercising the Options shall be provided for in the Terms and Conditions, and in addition, detailed matters concerning such procedures shall be provided for in a separate document to be separately provided and delivered by the Corporation or one of its subsidiaries to the Qualified Person no later than the date on which the Options held by the Qualified Person first become exercisable pursuant to Article 5.

Article 7	(Inheritance of the Options)

Upon the death of the Qualified Person, outstanding Options that are vested and exercisable and granted to such Qualified Person may be exercised only by the executors or administrators of the Qualified Person’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution, provided that no transfer by will or the laws of descent and distribution of any Option, or the right to exercise any Option, shall be effective to bind the Corporation unless the Corporation shall have been furnished with (a) a written notice thereof and a copy of the will and/or such evidence as the Corporation may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Options that are or would have been applicable to the Qualified Person (other than any terms and conditions relating to employment with the Corporation or one of its subsidiaries) and to be bound by the acknowledgements made by the Qualified Person in connection with the grant of the Options. Options that are not vested and exercisable at the death of the Qualified Person will terminate.

Article 8	(Issuance of ADRs)

1.       The Corporation currently maintains an American Depositary Receipt program in the United States pursuant to which American Depositary Receipts or “ADRs” represent shares of common stock of the Corporation. During the time the Corporation maintains the listing of ADRs on a stock exchange in the United States, the Qualified Persons who exercise the Options will generally receive ADRs in lieu of shares of common stock of the Corporation as follows. Upon exercise of an Option, shares of common stock of the Corporation acquired upon the exercise of such Option shall be issued in the name of the depositary or its nominee under the Sony American Depositary Receipt Program for the benefit of the Qualified Person. Upon receipt of shares of common stock of the Corporation upon the exercise of an Option, the depositary under the Sony American Depositary Receipt Program shall immediately and automatically issue ADRs representing such shares of common stock of the Corporation in the name of the applicable Qualified Person and shall deliver such ADRs to such Qualified Person (or to an account held for the benefit of such Qualified Person) as soon as practicable following the effective date on which such issuance occurs. For simplicity, all references in this Agreement and the Terms and Conditions to shares of common stock of the Corporation will be deemed to also refer to ADRs.

2.       Notwithstanding the immediately preceding Paragraph, if the Corporation determines to delist ADRs from a stock exchange in the United States, the Qualified Persons who exercise the Options will receive shares of common stock of the Corporation, and the Qualified Persons shall not raise any objections to such handling.

Article 9	(Treatment in Events of Corporate Transaction)

1.       In the event of any corporate transaction excluding (a) a consolidation, amalgamation or merger in which the Corporation is not the continuing corporation, or (b) share exchange (kabushiki-kokan) or share transfer (kabushiki-iten) pursuant to which the Corporation is to become a wholly-owned subsidiary of another corporation involving the Corporation, including a dissolution or liquidation of the Corporation, a sale of all or substantially all of the Corporation’s assets, a corporate split, or any other similar transaction, the Corporation may (x) cause the entity resulting from such transaction to execute an agreement providing that a holder of the Options shall have the right during the Term and upon the exercise of the Options to receive the class and amount of shares and other securities and property receivable upon such transaction by a holder of the number of shares in respect of which the Options could have been exercised immediately prior to such transaction or (y) prevent from being exercised, effective immediately upon the occurrence of such transaction, each Option outstanding immediately prior to such transaction (whether or not then exercisable).

2.       In the event that the Corporation enters into a definitive agreement or makes a decision by board resolution or by shareholder approval at the shareholders’ meeting to effectuate one (1) or more of the transactions or events described in the immediately preceding Paragraph, the Corporation may provide not less than twenty days advance notice to the Qualified Person from the consummation of such transaction or event and give the Qualified Person the opportunity to exercise their Options (whether or not such Options are then vested or exercisable), immediately prior to, and subject to, the consummation of such transaction or event.

Article 10	(Withholding by the Corporation)

In connection with Item (2) of Condition 13 of the Terms and Conditions, the Corporation or its designee is authorized to withhold from any payment relating to an Option or from any payroll or other payment to the Qualified Person, amounts of withholding and other taxes or fees due in connection with the Option, and to take any other action to the extent permissible under applicable law as the Corporation may deem advisable to enable the Corporation and the Qualified Person to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees relating to the Options. This authority shall include, either on a mandatory or elective basis in the discretion of the Corporation, authority (a) to withhold or receive shares of common stock of the Corporation or other property and (b) to make cash payments in respect thereof in satisfaction of the Qualified Person’s tax obligations and other costs and fees relating to the Options.

Article 11	(Condition Subsequent)

This Agreement shall terminate, automatically, without any procedures being taken, in the event that the Qualified Person is not in the position of director, corporate executive officer, officer or employee of the Corporation or of the Sony Group Companies on the Allotment Date.

Article 12	(Compliance with the Applicable Securities Law, Etc.)

The Qualified Person shall, in selling the shares of common stock of the Corporation acquired upon exercise of the Options, confirm in advance with the Corporation that such proposed sale is permissible under any and all applicable policies, programs, arrangements or other provisions relating to insider trading maintained by the Corporation or any of its subsidiaries and shall comply with any and all applicable laws and regulations, including but not limited to U.S. and Japanese laws.

Article 13	(Amendment to this Agreement and Treatment of Matters Not Provided for in this Agreement)

1.       Except as otherwise provided in this Agreement (including any Exhibit to this Agreement), this Agreement (including any Exhibit to this Agreement) cannot be modified or amended in any manner except by a further agreement expressly stating the intention to modify this Agreement and which is signed by both parties to this Agreement.

2.       Notwithstanding the immediately preceding Paragraph, if it is found out that this Agreement is not in compliance with the Companies Act, the Financial Instruments and Exchange Act, the Income Tax Act, the Corporation Tax Act or any other related laws or regulations of Japan or any applicable laws of any other jurisdiction, or if this Agreement becomes not in compliance therewith as a result of amendments thereto which become effective after the conclusion of this Agreement, the Corporation may, without the consent of the Qualified Person, with notice to the Qualified Person, adequately establish, amend or eliminate the subject provisions.

3.       With respect to matters not provided for in this Agreement or documents provided under Article 6 of this Agreement, such matters shall be determined by consultation in good faith between the Corporation and the Qualified Person. In the event that the Qualified Person rejects such consultation, or in the event that such consultation fails to bring an agreement, such matters shall be decided by the Corporation and such representative corporate executive officers or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options and this Agreement. Decisions of the Corporation or such representative corporate executive officers or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options and this Agreement shall be final and binding on all parties. None of the Corporation or such representative corporate executive officers or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options or this Agreement shall be liable to any Qualified Person for any action, omission or determination relating to the Terms and Conditions, the Options or this Agreement.

Article 14	(Manner of Notice)

Notices by the Corporation to the Qualified Person under the Terms and Conditions and this Agreement shall be made in any of the following manners:

(1)	delivering (including mailing) a written notice to the address of the Qualified Person set forth in the register of the Options;

(2)	sending documents to the Qualified Person at his/her department in the Corporation (including any Sony Group Company) or sending electronic data to the e-mail address of the Qualified Person at the Corporation (including any Sony Group Company); or

(3)	giving notice on the web site of the Corporation (including any Sony Group Company) or its duly authorized designee.

Article 15	(Construction)

Nothing herein shall be construed to give the Qualified Person any right or entitlement to receive options to purchase common stock of the Corporation in the future from the Corporation or any of its subsidiaries. Nothing contained herein shall confer upon the Qualified Person any right to continue in the employment of the Corporation or any of its subsidiaries or constitute any contract or agreement of employment or interfere in any way with the right of the Corporation or its subsidiaries to reduce or modify a Qualified Person’s compensation in existence at the time of the granting of any Option or otherwise, or to terminate a Qualified Person’s employment or change the Qualified Person’s position or the terms of employment with or without cause. Nothing contained herein shall prevent the Corporation from, and the Corporation expressly reserves the right to, modify the terms and conditions of options to purchase common stock of the Corporation, if any, that are or may be granted in the future.

Article 16	(Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have the exclusive jurisdiction for settling any and all disputes that arise under or in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement and the grant of the Options provided for herein shall be effective as of the date that either: (i) two (2) originals of this Agreement have been prepared and executed by seal impressions or signatures by the Corporation and the Qualified Person, each party retaining one (1) original or (ii) the Qualified Person has accepted the grant of Options via electronic means, in accordance with procedures specified by the Corporation (including any Sony Group Company) for such purpose, by providing a valid electronic signature.

SONY CORPORATION
7-1, Konan 1-chome, Minato-ku, Tokyo

By:
Kenichiro Yoshida President and Chief Executive Officer, Representative Corporate Executive Officer Date: April 16, 2020

QUALIFIED PERSON

By:
Name:

Address:
Date: April 16, 2020

Exhibit 1

TERMS AND CONDITIONS OF THE FORTY-SECOND SERIES OF

STOCK ACQUISITION RIGHTS

FOR SHARES OF COMMON STOCK OF SONY CORPORATION

These terms and conditions of the stock acquisition rights shall apply to the Forty-Second Series of Stock Acquisition Rights for Shares of Common Stock (hereinafter referred to as the “Options”) of Sony Corporation (hereinafter referred to as the “Corporation”) issued on April 17, 2020 by the Corporation in accordance with the special resolution adopted at the 102nd Ordinary General Meeting of Shareholders held on June 18, 2019 and the resolution adopted at the meeting of the Board of Directors held on March 26, 2020:

1.	Aggregate Number of Options

200

2.	Class and Number of Shares to be Issued or Transferred upon Exercise of Options

The class of shares to be issued or transferred upon exercise of the Options shall be shares of common stock, and the number of shares to be issued or transferred upon exercise of each Option (hereinafter referred to as the “Number of Granted Shares”) shall be 100 shares.

The aggregate number of shares to be issued or transferred upon exercise of the Options shall be 20,000 shares of common stock of the Corporation (hereinafter referred to as the “Common Stock”). However, in the event that the Number of Granted Shares is adjusted pursuant to Condition 3 below, the aggregate number of shares to be issued or transferred upon exercise of the Options shall be adjusted to the number obtained by multiplying the Number of Granted Shares after adjustment by the aggregate number of the Options as prescribed in Condition 1 above.

3.	Adjustment of Number of Granted Shares

(1)	In the event that the Corporation conducts a stock split (including free distribution of shares (musho-wariate)) or consolidation of the Common Stock, the Number of Granted Shares shall be adjusted in accordance with the following formula:

Number of Granted Shares after adjustment	=	Number of Granted Shares before adjustment	x	Ratio of split or consolidation

(2)	An adjustment to the Number of Granted Shares under the immediately preceding Item shall be made only with respect to the Number of Granted Shares for the Options which have not been exercised at the time of the adjustment. Any fraction less than one (1) share resulting from the adjustment shall be disregarded.

(3)	The effective date of the Number of Granted Shares after adjustment shall be the same day as the date on which the Exercise Price after adjustment becomes effective as provided for in Item (2) of Condition 7 with regard to the adjustment of the Exercise Price pursuant to Condition 7 for the same reason as the adjustment of the Number of Granted Shares.

(4)	When the Number of Granted Shares is adjusted, the Corporation shall give notice of necessary matters to each holder of the Options registered in the register of Options, no later than the day immediately preceding the effective date of the Number of Granted Shares after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

4.	Payment in exchange for Options

The Options are issued without payment of any consideration to the Corporation.

5.	Allotment Date of Options

April 17, 2020 (hereinafter referred to as the “Allotment Date”)

6.	Amount of Assets to be Contributed upon Exercise of Options

The amount of assets to be contributed upon exercise of the Options shall be the amount obtained by multiplying the amount to be paid per share to be issued or transferred upon exercise of the Options (hereinafter referred to as the “Exercise Price”) by the Number of Granted Shares. The Exercise Price is initially as set forth in Exhibit 2 attached to the Agreement concerning Allocation of the Stock Acquisition Rights of Sony Corporation for the Fiscal Year 2019 dated April 16, 2020.

7.	Adjustment of Exercise Price

(1)	In the event that the Corporation conducts a stock split (including free distribution of shares (musho-wariate)) or consolidation of the Common Stock after the Allotment Date of the Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one (1) cent resulting from the adjustment shall be rounded up to the nearest one (1) cent:

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1
Ratio of split or consolidation

(2)	In the case that the Exercise Price is adjusted pursuant to the immediately preceding Item, the effective date of the Exercise Price after adjustment shall be as set forth below:

The Exercise Price after adjustment shall become effective, in the case of a stock split, on and after the day immediately following the record date for such stock split, and in the case of a stock consolidation, on and after the effective date thereof.

(3)	In addition to the cases in Item (1) of this Condition where the Exercise Price is required to be adjusted, the Exercise Price shall be adjusted in a manner deemed to be appropriate by the Corporation in the following cases.

(i)	When the Exercise Price is required to be adjusted due to a merger, corporate split (split by new incorporation or by absorption) or reduction of the amount of capital of the Corporation.

(ii)	In addition to Item (i) above, when the Exercise Price is required to be adjusted due to the occurrence of an event that causes or may cause a change in the total number of the issued Common Stock.

(4)	When the Exercise Price is adjusted, the Corporation shall give notice of necessary matters to each holder of the Options registered in the register of Options, no later than the day immediately preceding the effective date of the Exercise Price after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

8.	Period during which Options May be Exercised

From and including April 17, 2021, up to and including April 16, 2030. If the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period.

9.	Conditions for Exercise of Options

(1)	No Option may be exercised in part.

(2)	In the event of a resolution being passed at a general meeting of shareholders of the Corporation for an agreement for any consolidation, amalgamation or merger (other than a consolidation, amalgamation or merger in which the Corporation is the continuing corporation), or in the event of a resolution being passed at a general meeting of shareholders of the Corporation (or, where a resolution of a general meeting of shareholders is not necessary, at a meeting of the Board of Directors of the Corporation) for any agreement for share exchange (kabushiki-kokan) or any plan for share transfer (kabushiki-iten) pursuant to which the Corporation is to become a wholly-owned subsidiary of another corporation, the Options may not be exercised on and after the effective date of such consolidation, amalgamation or merger, such share exchange (kabushiki-kokan), or such share transfer (kabushiki-iten).

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10.	Restrictions under the U.S. Securities Act and Other Matters

The Corporation shall not be obligated to effect the registration pursuant to the U.S. Securities Act of 1933, as amended, of any Common Stock to be issued or transferred upon exercise of the Options or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue or cause to be issued or delivered any Common Stock pursuant to these terms and conditions unless and until the Corporation is advised by its legal counsel that the issuance and delivery of such Common Stock is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which the Common Stock is traded. The Corporation may require, as a condition to the issuance and transfer of the Common Stock pursuant to these terms and conditions, that the recipient of such Common Stock make such covenants, agreements and representations, and that records and any other documentation of such Common Stock bear such legends, as the Corporation deems necessary or desirable.

The exercise of any Option granted hereunder shall only become effective at such time as counsel to the Corporation shall have determined that the issuance and transfer of the Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which the Common Stock is traded. The Corporation may, in its sole discretion, defer the effectiveness of the exercise of an Option granted hereunder to allow the issuance and transfer of the Common Stock upon such exercise to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Corporation shall inform the holder of such Option in writing of the decision to defer the effectiveness of the exercise of such Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the holder of such Option may, by a written notice, withdraw such exercise and obtain the refund of any amounts paid in connection with such exercise.

11.	Mandatory Repurchase of Options

Not applicable.

12.	Restrictions on Acquisition of Options through Transfer

The Options cannot be acquired through transfer (other than any transfer of Options that are vested and exercisable upon the death of a holder of the Options to such holder’s estate or beneficiaries), unless such acquisition is expressly approved by the Board of Directors of the Corporation.

13.	Application for Exercise of Options and Manner of Payment

(1)	In the case of exercise of the Options, the holder of the Options shall exercise the Options by submitting an exercise request together with the information required by the Corporation either electronically or telephonically through the process designated by the Corporation from time to time.

(2)	With completion of the process for Exercise of the Options as provided in (1) above, the entire amount of the Exercise Price to be paid in upon exercise of the Options, including any applicable taxes and all other costs or fees associated with the exercise (hereinafter referred to as the “Amount of Payment”) shall be paid in cash to an account designated by the Corporation at the payment handling place provided for in Condition 15 at or before the date and time designated by the Corporation. The entitlement of a holder of the Options to the receipt of the Common Stock upon exercise of an Option is subject to the payment in full of any federal, state, local and foreign taxes of any kind required to be withheld with respect to the exercise of such Option, as well as the payment in full of any costs or fees (such as brokerage fees) associated with the exercise of such Option.

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(3)	Except as provided for in Condition 10, any holder of the Options who has completed the process as provided in (1) above, may not cancel such exercise thereafter.

14.	Place where Applications for Exercise of Options are Made

Sony Corporation of America, Human Resources, or its duly authorized designee

15.	Payment Handling Place on Exercise of Options

Sumitomo Mitsui Banking Corporation, Head Office (or any successor bank of such bank from time to time and/or any successor office of such office)

16.	Effective Date and Time of Exercise of Options

Except as provided for in Condition 10, the exercise of the Options shall become effective when the holder of the Options has duly completed the process set forth in Items (1) and (2) of Condition 13 and the Corporation or its designee has accepted the exercise.

17.	Matters concerning the Amount of Capital and the Additional Paid-in Capital Increased by the Issuance of Shares upon Exercise of Options

(1)	The amount of capital increased by the issuance of shares upon exercise of the Options shall be the amount obtained by multiplying the maximum limit of capital increase, as calculated in accordance with the provisions of Paragraph 1, Article 17 of the Company Accounting Ordinance of Japan, by 0.5, and any fraction less than one (1) yen arising as a result of such calculation shall be rounded up to the nearest one (1) yen.

(2)	The amount of additional paid-in capital increased by the issuance of shares upon exercise of the Options shall be the amount obtained by deducting the capital to be increased, as provided in (1) above, from the maximum limit of capital increase, as also provided in (1) above.

18.	Handling of Matters Relating to Abolition of Unit Share System

In the case that the Corporation abolishes the unit share system after the Allotment Date of the Options, the Corporation may take necessary measures for handling the related matters thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Companies Act of Japan and consistent with these terms and conditions.

19.	Handling of Matters Relating to Amendments to Companies Act, and other Laws and Regulations

In the case that provisions of the Companies Act of Japan and/or other Japanese laws and regulations relating to the shares or the stock acquisition rights are amended after the Allotment Date of the Options, the Corporation may take necessary measures for handling the matters relating thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Companies Act of Japan and/or other Japanese laws and regulations then in effect and consistent with these terms and conditions.

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Exhibit 2

EXERCISE PRICE

Amount to be paid per share to be issued or transferred upon exercise of the Options (hereinafter referred to as the “Exercise Price”) is initially US$ ●.

Provided, however, that if the U.S. dollar amount obtained by dividing the closing price of shares of common stock of the Corporation in the regular trading thereof on the Tokyo Stock Exchange (hereinafter referred to as the “Closing Price”) on the Allotment Date (as defined in Article 3 of the Agreement concerning Allocation of the Stock Acquisition Rights of Sony Corporation for the Fiscal Year 2019 dated April 16, 2020) (if there is no Closing Price on such date, the Closing Price on the immediately preceding trading day) by the average of the exchange rate quotations by a leading commercial bank in Tokyo for selling spot U.S. dollars by telegraphic transfer against yen for ten (10) consecutive trading days (excluding days on which there is no Closing Price) immediately prior to the Allotment Date (hereinafter referred to as the “Reference Exchange Rate”) (any fraction less than one (1) cent arising as a result of such calculation shall be rounded up to the nearest one (1) cent) is higher than US$ ●, then the amount equal to the U.S. dollar amount obtained by dividing the Closing Price on the Allotment Date by the Reference Exchange Rate (any fraction less than one (1) cent arising as a result of such calculation shall be rounded up to the nearest one (1) cent) shall be the initial Exercise Price. In this case, the Corporation shall notify such initial Exercise Price to the Qualified Person by sending a notice (hereinafter referred to as the “Notice”) on or about April 17, 2020. The provisions with respect to the initial Exercise Price in the Notice shall automatically supersede the provisions in this Exhibit 2.